Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Turner Funds:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement of the Turner Market Neutral Fund, Turner Medical Sciences Long/Short Fund and Turner Titan Fund.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 1, 2011